Exhibit 5.1 and 23.1

[WILLIAMS MULLEN LETTERHEAD]

July 15, 2004

Board of Directors
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191

Ladies and Gentlemen:

     This letter is delivered to you in connection with the actions taken and proposed to be taken by NII Holdings, Inc., a Delaware corporation (the “Company”), with respect to the offer and sale from time to time pursuant to the NII Holdings, Inc. 2004 Incentive Compensation Plan (the “Plan”) of common stock of the Company (the “Common Stock”) in accordance with the terms of the Plan (the “Offering”). We have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Common Stock under the Securities Act of 1933, as amended.

     We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

     The opinion expressed herein is limited in all respects to the application of the law of the State of Delaware.

     Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the aforementioned shares of Common Stock, when issued against payment therefor pursuant to the Offering, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

     Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours, WILLIAMS MULLEN
By: /s/ Robert E. Spicer, Jr.

Robert E. Spicer, Jr., a Shareholder

A Professional Corporation

Virginia • Washington, D.C. • London
Two James Center  1021 East Cary Street (23219)  P.O. Box 1320 Richmond, VA 23218-1320  Tel: 804.643.1991 Fax:
804.783.6507 www.williamsmullen.com